UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Alliance Data Systems Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

May 15, 2015

VIA EMAIL

Institutional Shareholder Services
US Research Team

Re:            Alliance Data Systems Corporation (NYSE: ADS)
Proxy Statement for 2015 Annual Meeting of Stockholders to be held June 3, 2015

Please be advised that as of May 15, 2015, Alliance Data Systems Corporation (the "Company") had 62,048,642 shares of common stock outstanding.  As of May 15, 2015, as a result of grants made under all of our equity plans, there were outstanding 112,940 vested but unexercised options to purchase our common stock at a weighted average exercise price of $48.56 per share with a weighted average remaining term of 2.0 years; 2,296 unvested options to purchase our common stock at a weighted average exercise price of $30.46 per share with a weighted average remaining term of 7.2 years; 321,516 unvested time-based restricted stock units; and 470,0091 unvested performance-based restricted stock units.  As of May 15, 2015, there were 1,202,690 shares of common stock remaining available for future issuance under our 2010 Omnibus Incentive Plan.2

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders	115,236	$48.20	1,644,017	(a)
Equity compensation plans not approved by security holders	None	N/A	None
Total	115,236	$48.20	1,644,017

(a) Includes 441,327 shares available for future issuance under the Amended and Restated Employee Stock Purchase Plan.

1 Of this 470,009 unvested performance-based restricted stock units, 218,414 are unearned because the performance period extends from January 1, 2015 through December 31, 2015.

2 In clarification of the information previously included in our 2015 Proxy Statement, the Company commits to grant awards representing no greater than 10,000 shares pursuant to the 2010 Omnibus Incentive Plan between the date of this filing and the termination of the 2010 Omnibus Incentive Plan on June 30, 2015.